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Exhibit 8

        The following is a list of Nokia's significant subsidiaries as of December 31, 2005:

Company	Country of Incorporation
Nokia Inc.	United States
Nokia GmbH	Germany
Nokia UK Limited	England & Wales
Nokia TMC Limited	South Korea
Nokia Capitel Telecommunications Ltd	China
Nokia Finance International B.V.	The Netherlands
Nokia Komárom Kft	Hungary
Nokia do Brazil Technologia Ltda	Brazil
Nokia India Ltd.	India

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  Exhibit 8